Exhibit 5.1

Chadwick L. Mills

+1 650 843 5654

cmills@cooley.com

June 11, 2018

Sangamo Therapeutics, Inc.

501 Canal Blvd

Richmond, CA 94804

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sangamo Therapeutics, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 19,131,725 shares of the Company’s Common Stock, $0.01 par value (the “2018 Plan Shares”), pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) and up to 2,500,000 shares of the Company’s Common Stock, $0.01 par value (the “Purchase Plan Shares” and, together with the 2018 Plan Shares, the “Shares”) pursuant to the Company’s Amended and Restated 2010 Employee Stock Purchase Plan, as amended (the “Purchase Plan” and together with the 2018 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectuses included therein, the Company’s Seventh Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated By-laws, as amended and as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2018 Plan or the Purchase Plan, as applicable, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com

June 11, 2018

Page Two

Sincerely,

COOLEY LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com